EXHIBIT 8.2

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ERNST & YOUNG

The Board of Directors
Trinity Biotech plc
Bray Business Park
Bray
Co Wicklow

March 31, 2004

Re:	Registration Statement on Form F-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have reviewed the section entitled “Republic of Ireland Taxation” in the prospectus constituting Part I of the Registration Statement. We are of the opinion that the above section contains an accurate general description, under currently applicable Irish law, of the principal Irish Income Tax considerations that apply to purchasers of Shares who are U.S holders as defined.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material US Federal and Irish Tax Consequences - Republic of Ireland Taxation”. In giving this consent we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

Yours sincerely

/s/ Ernst & Young__
ERNST & YOUNG